UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2012

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.03	Bankruptcy or Receivership.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

SIGNATURES

Item 1.03.	Bankruptcy or Receivership.

On July 2, 2012, GameTech International, Inc. (the “Company”) and its wholly owned subsidiaries; GameTech Arizona, GameTech Canada Corporation, and GameTech Mexico, S. de R.L. de C.V. filed voluntary petitions in the United States Bankruptcy Court for District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  The Company’s case has been assigned case number 12-11964, by the Bankruptcy Court.

The Company and its subsidiaries will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  In order to assure ordinary course operations and no interruption in service for the Company’s business, the Company is seeking approval from the Bankruptcy Court for a variety of “First Day Motions” including use of cash of collateral, authority to pay employees and distributors in the ordinary course, authority to maintain bank accounts, and other customary relief.  No assurance can be given that the “First Day Motions” will be granted.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, the Company entered into an Amended and Restated Loan Agreement with U.S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011, which amended the terms of the Company’s then-existing credit facility with the Lenders (as amended by a First Amendment to Amended and Restated Loan Agreement dated as of December 22, 2011 and a Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement dated as of May 7, 2012, the “Loan Agreement”).  In connection with its entry into the Loan Agreement, the Company granted the Lenders a first priority security interest in all of the Company’s assets.  Under the terms of the Loan Agreement, the outstanding principal balance, together with accrued but unpaid interest, matured on June 30, 2012.

On June 27, 2012, the Company received notice of the sale and assignment of all of the interests held by the Lenders under the Loan Agreement to Yuri Itkis Gaming Trust of 1993 (the “Trust”). On June 28, 2012, the Company received a demand from the Trust for full payment of the outstanding balance, together with accrued interest no later than July 2, 2012.  The Company does not expect to make any further payment of principal or interest under the Loan Agreement on July 2, 2012 and thus engaged in discussions with the Trust regarding its obligations under the Loan Agreement; however, the Company was unable to obtain a forbearance extension or reach an agreement with the Trust to avoid the enforcement by the Trust of its rights under the Loan Agreement.

The Company’s failure to make any further payment of principal or interest under the Loan Agreement on or before July 2, 2012, will, among other things, trigger the Trust’s right under the Loan Agreement to exercise certain rights and remedies as provided for in Section 8.1 of the Loan Agreement.   Furthermore, the Chapter 11 filings described in Item 1.03 above constitutes an event of default or otherwise triggers or may trigger the Trust’s right under the Loan Agreement to exercise certain rights and remedies as provided for in Section 8.1 of the Loan Agreement.

The Company believes that any efforts to enforce the payment or other obligations under the Loan Agreement are stayed as a result of the bankruptcy filings.  The Company also believes that the Chapter 11 filings described in Item 1.03 above will provide it with the best chance of preserving the value of its business assets and maximizing the return to all of the stakeholders of the Company.

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Item 8.01.	Other Events.

On July 2, 2012, the Company issued a press release regarding the Chapter 11 filings described in Item 1.03 above.  A copy of the press release is contained in Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

99.1
Press Release, dated July 2, 2012, titled “GameTech International, Inc. Files Reorganization Petition; Seeks to Use Court-Supervised Process to Restructure Debt, Make Operational Improvements, and Maximize Enterprise Value.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ Andrew Robinson
Andrew Robinson
Senior Vice President & Chief Financial Officer

Dated:    July 2, 2012

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